Exhibit 99.1

Press Release

April 8, 2020	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Previews Preliminary Q4 & Full Fiscal Year 2020 Financial Results
MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)
Fourth Quarter Preliminary Results
•Net sales of approximately $547 million are expected, representing an approximately +2% year-over-year increase. Core sales(1) growth of approximately +1%.
•Adjusted EBITDA(1) of approximately $124 million is expected, compared with $120 million in last year's fourth quarter.
Fiscal 2020 Preliminary Results
•Net sales of approximately $2.068 billion are expected, representing an approximately +1% year-over-year increase. Core sales(1) growth of approximately +1%.
•Adjusted EBITDA(1) of approximately $460 million is expected, compared with $443 million in the prior year.
•For the fiscal year, Adjusted EBITDA(1) increased approximately $17 million on the $17 million of sales growth we expect to report.
•Free cash flow(1) is estimated at $255 million, which equates to approximately 20% growth over the prior year.
•Net debt leverage ratio of 1.9x.
Todd Adams, President and Chief Executive Officer, commented, “We delivered a strong finish to our fiscal year 2020 that demonstrates the exceptional teamwork of our associates amidst the COVID-19 pandemic. Our response to the crisis has been comprehensive, prioritizing the safety and wellness of our team while continuing to support our diverse customer base through the unique challenges this situation presents. At this time, nearly all of our facilities are continuing to operate in support of essential industries, providing mission critical components for agricultural processing and food production, beverage production, energy reliability, power generation and water quality and safety. While the near-term business outlook remains highly uncertain, we are anticipating that overall demand for many of our products will be adversely impacted. Yet our financial position has never been stronger and throughout the last month we have initiated actions to align our costs with the anticipation of a weaker economic environment for the foreseeable future.”
“We finished our fiscal 2020 with record annual free cash flow, our net debt leverage ratio below 2x, approximately $575 million of cash on our balance sheet and facing no long-term debt maturities before August 2024. Given the uncertainty, we have elected to suspend share repurchases for the time being, but we remain committed to sustaining our common stock dividend.”
The results reported above are preliminary and represent the most current information available to management. The Company’s actual results may differ due to the completion of the Company’s fiscal fourth quarter financial closing and audit procedures. Rexnord expects to report its fiscal 2020 financial results and provide a business update on or about May 13, 2020.

(1) Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric.

GAAP Financial Measures
Currently, the information necessary to provide a reasonable estimated range of the non-cash actuarial loss on pension and postretirement benefit obligations is not available. As a result, the Company is unable to provide a reasonable preliminary range for Net Income as defined under GAAP at this time.
Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP.
Core Sales
Core sales excludes the impact of acquisitions (such as the Just Manufacturing Company, StainlessDrains.com and Centa China acquisitions), divestitures (such as the VAG business) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,700 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actions, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2019 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business. In addition, the effects of the COVID-19 pandemic on our employees, customers and supply chain, including those related to governmental actions, all of which are uncertain at this time, may, among other impacts, heighten the effects on our business, results of operations and financial condition of the risk factors identified in our Annual Report on Form 10-K.